Exhibit k

Opinion and Consent of Counsel

[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 27, 2004

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:     Post-Effective Amendment No. 13 to Registration Statement No. 33-87904 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 13 to Registration Statement No. 33-87904 under the Securities Act of 1933, as amended, for Massachusetts Mutual Life Insurance Company’s (“MassMutual”) Flexible Premium Variable Whole Life Insurance Policy With Tables of Selected Face Amounts (the “Policy”). Massachusetts Mutual Variable Life Separate Account I issues the Policy.

As Counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the filing for the Policy. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2.	Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3.	All of the prescribed corporate procedures for the issuance of the Policy have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment No. 13 to Registration Statement No. 33-87904.

Very truly yours,

/s/ Gary F. Murtagh
Gary F. Murtagh
Counsel
Massachusetts Mutual Life Insurance Company